Exhibit 99.1
Universal’s Insurance Subsidiaries Complete 2023-2024 Reinsurance Program
•Successfully secured a combined UPCIC and APPCIC catastrophe reinsurance program with no material changes to historical reinsurance partners or terms and conditions.

•Total cost of the 2023-2024 reinsurance program for UPCIC and APPCIC projected to be approximately 31.8% of estimated direct premiums earned for the 12-month treaty period, down from an estimated 37.6% at this time last year, with no accelerated deposit premiums.

•Reduced UPCIC and APPCIC’s consolidated retention by $3.5 million compared to last year’s program.

•The largest private reinsurance participants all maintain a rating from S&P Global of A+ or higher (Nephila Capital, RenaissanceRe, Munich Re, Chubb Tempest Re, Ariel Re and Lloyd’s of London syndicates).

Fort Lauderdale, Fla., May 30, 2023 – Universal Insurance Holdings, Inc. (NYSE: UVE)(“Universal” or the “Company”) today announced the completion by Universal Property & Casualty Insurance Company (“UPCIC”) and American Platinum Property and Casualty Insurance Company (“APPCIC”), the Company’s wholly-owned insurance company subsidiaries, of their combined 2023-2024 reinsurance program, effective June 1, 2023.

“We are pleased to announce the completion and outcome of the 2023-2024 reinsurance program for both of our insurance companies,” said Matthew J. Palmieri, Chief Risk Officer. “Reinsurance is one of the cornerstones of our Company and with the support of our global reinsurance partners, we are helping our customers rebuild after Hurricane Ian, as we always do following severe weather events. As we look ahead to the 2023 Atlantic Hurricane season and treaty period, we were able to put together a comprehensive catastrophe reinsurance program with identical coverage to our historical programs, providing us with significant financial resources to support our policyholders and protect our balance sheet.”

UPCIC and APPCIC set the top of their combined reinsurance tower for a single All States (including Florida) event to $2.831 billion, with $846 million of this coverage having limits that automatically reinstate to guarantee a certain level of protection in multi-event scenarios. The year-over-year reduction in the top end of the first event reinsurance tower reflects a 95,340 reduction to UPCIC’s in force wind-covered policy count as of March 31, 2023, of which Florida represents 83,451, or 88%. The program also includes approximately $223 million of cost-free coverage deferred from 2022 to utilize in 2023 as part of the Reinsurance to Assist Policyholders (“RAP”), emanating from Florida Senate Bill 2D, effective May 26, 2022, which is mandatory for UPCIC and APPCIC to incorporate into its reinsurance programs in 2023.

To further insulate future years, UPCIC has secured $277 million of catastrophe capacity below the Florida Hurricane Catastrophe Fund, with contractually agreed limits that extend coverage to include the 2024 wind season. UPCIC’s catastrophe bond, secured leading up to the 2021-2022 renewal, Cosaint Re Pte. Ltd, continues to provide one limit of $150 million in this year’s program and is now in its third and final year.

UPCIC’s first event catastrophe retention for a Florida loss was unchanged from the prior year at $45 million and APPCIC’s separate retention of $3.5 million has been eliminated, resulting in a $3.5 million improvement to the retention on a consolidated basis.

About Universal Insurance Holdings, Inc.
Universal Insurance Holdings, Inc. (“UVE”) is a holding company providing property and casualty insurance and value-added insurance services. We develop, market, and write insurance products for consumers predominantly in the personal residential homeowners lines of business and perform substantially all other insurance-related services for our primary insurance entities, including risk management, claims management and distribution. We provide insurance products through both our appointed independent agents and through our direct online distribution channels in the United States across 19 states (primarily Florida). Learn more at UniversalInsuranceHoldings.com.

Forward-Looking Statements
This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “believe,” “expect,” “anticipate,” “will,” “plan,” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made. Such statements may include commentary on plans, products and lines of business, marketing arrangements, reinsurance programs and other business developments and assumptions relating to the foregoing. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, including those risks and uncertainties described under the heading “Risk Factors” and “Liquidity and Capital Resources” in our 2022 Annual Report on Form 10-K, and supplemented in our subsequent Quarterly Reports on Form 10-Q. Future results could differ materially from those described, and the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information regarding risk factors that could affect the Company’s operations and future results, refer to the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K and the most recent quarterly reports on Form 10-Q.

Investors/Media:
Arash Soleimani, CFA, CPA, CPCU
Chief Strategy Officer
954-804-8874
asoleimani@universalproperty.com
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